WMALT 2006-5 Final Rules

Group 1 Preliminary Paydown Structure Rules

1   At the beginning of each period, set the following variables:

a.   FixedAmt1 = $1,000

b.     FixedAmt2 = $970,000

i.     Pay to Class R until retired.

ii.     Pay Classes 1A11, 1A12, and 1A14 its priority amount pro-rata until retired.

iii.     Pay Class 1A7, 1A8, 1A9, and 1A10 its priority amount pro-rata until retired.

iv.     Pay FixedAmt1 for the distribution date to Class 1A1 until retired.

v.     Pay FixedAmt2 for the distribution date to Classes 1A2, 1A3, and 1A13 pro-rata until retired.

vi.     Pay to Class 1A1 until retired.

vii.     Pay to Classes 1A2, 1A3, and 1A13 pro-rata until retired.

viii.     Pay to Class 1A5 until retired.

ix.     Pay to Class 1A6 until retired.

x.     Pay to Class 1A7, 1A8, 1A9, and 1A10 pro-rata until retired.

xi.     Pay to Classes 1A11, 1A12, and 1A14 pro-rata until retired.

Type:     30 year conforming and jumbo

Group Pass-Through Rate:     6.00%

Pricing Speed:     100% PPC (6 -> 18 CPR /12 months)

NAS Bonds (“Lockout Certificates”):  Yes.  Classes 1A11, 1A12, and 1A14.  Locked out of scheduled and prepay for 60 months.  The priority fraction amount is (Balance of Total NAS / Total Non-PO Balance).

Super-NAS Bonds (“Lockout Certificates”):   Classes 1A7, 1A8, 1A9, and 1A10.  For Class 1A7, 1A8, 1A9, and 1A10 locked out of all principal for 60 months.  The priority fraction is (Balance of Total NAS + Catalyst) / (Sum of Classes 1A7, 1A8, 1A9, 1A10, 1A1, 1A2, 1A3, 1A5, 1A6 and 1A13) * NAS Shift Percentage).  The NAS will at most receive 99.00% of the total principal distribution to Classes 1A7, 1A8, 1A9, 1A10, 1A1, 1A2, 1A3, 1A5, 1A6 and 1A13 in the aggregate.  The Super NAS Catalyst is $35,750,000.  This bond has the same standard NAS shift percentage as Class 1A11.

Z-Bonds (“Accrual Certificates”):    None.

Accretion Directed Certificates:   None.

AAA Support Bonds:   Yes, Classes 1A13 and 1A14.  Class 1A13 will support Class 1A2.  Class 1A14 will support Classes 1A8, 1A10, and 1A12. 14.76669% of the Class 1A14 balance up to $350,000 will support Class 1A8, 43.03434% of the Class 1A14 balance up to $1,020,000 will support Class 1A10, and 42.19897% of the Class 1A14 balance up to $1,000,200 will support Class 1A12.

LIBOR Certificates:      For Class 1A12: Rate = 1_Mo_LIBOR plus 1 for months 1-36, 6.00% fixed for months 37-360. Floor = 6.00%.  The initial coupon will be 6.33%.  24 day delay.

For Class 1A7: Rate = 1_Mo_LIBOR plus 1 for months 1-36, 6.00% fixed for months 37-360. Floor = 6.00%.  The initial coupon will be 6.33%.  24 day delay.

For Class 1A1: Rate = 1_Mo_LIBOR plus 0.60.  Floor = 0.60%.  Hard Cap = 6.00%.  Corridor Cap = 9.50%.  The initial coupon will be 5.93%.  0 day delay.

Inverse IO Certificates:     For Class 1A4: Rate = 5.40 minus 1_Mo_LIBOR.  Floor = 0.00%.  Cap = 5.40%.  The initial coupon will be 0.07%.

0 day delay.  Notional balance follows Class 1A1.

Initial LIBOR:   5.33.

Certificate Interest Rate:    The certificate interest rate will equal the Group Pass-Through Rate with the exception for the following bonds:  the LIBOR Certificates, Inverse IO Certificates, 1A9 is 6.25%, and 1A8 is 5.75%.

Interest Only Certificates:   None.

Cap Contract:   For Class 1A12: The Cap contract was generated at 100 PPC.  The cap contract will be in effect through the June 25, 2009 pay date.  The strike will be 5.00%.  The cap contract is for Class 1A12.  The notional balance of the cap contract will never exceed the balance of Class 1A12.  The cap contract will accrue on a 30/360 basis.  The cap counterparty is Wachovia.

For Class 1A7: The Cap contract was generated at 100 PPC.  The cap contract will be in effect through the June 25, 2009 pay date.  The strike will be 5.00%.  The cap contract is for Class 1A7.  The notional balance of the cap contract will never exceed the balance of Class 1A7.  The cap contract will accrue on a 30/360 basis.  The cap counterparty is Wachovia.

For Class 1A1: The Cap contract was generated at 12 CPR and will extend the expected life of the bond.  The cap contract will be in effect through the June 25, 2012 pay date.  The lower strike will be 5.40% and the upper strike will be 8.90%.  The cap of the floater in any given period will be 9.50%.  The cap contract is for Class 1A1 and will not be available for Class 1A4.  The notional balance of the cap contract will never exceed the balance of Class 1A1.  The cap contract will accrue on a 30/360 basis.  The cap counterparty is Wachovia.

Accrual date:   06/01/2006

LIBOR Certificates Accrual date:     06/25/2006 for 0 day delay bonds and 06/01/2006 for 24 day delay bonds.

Group 2 Preliminary Paydown Structure Rules

1   At the beginning of each period, set the following variables:

a.   FixedAmt1 = $1,000

b.     FixedAmt2 = $430,000

i.     Pay Classes 2CB7 and 2CB8 its priority amount pro rata until retired.

ii.     Pay Class 2CB6 its priority amount until retired.

iii.     Pay in the following manner until Class 2CB1 is retired:

1.   Pay 53.3207602988% in the following manner:

a.   Pay to Class 2CB1 until retired.

2.   Pay 46.6792397012% in the following manner:

a.   Pay FixedAmt1 for the distribution date to Class 2CB2 until retired.

b.     Pay FixedAmt2 for the distribution date to Class 2CB3 until retired.

c.   Pay to Class 2CB2 until retired.

d.     Pay to Class 2CB3 until retired.

e.   Pay in the following manner until Class 2P is retired:

i.     Pay 92.3076923077% in the following manner:

1.   Pay to Class 2CB5 until retired.

2.   Pay to Class 2CB9 until retired.

ii.     Pay 7.6923076923% in the following manner:

1.   Pay to Class 2CBP until retired.

iv.     Pay to Class 2CB6 until retired.

v.     Pay to Classes 2CB7 and 2CB8 pro rata until retired.

Type:     30 year conforming

Group Pass-Through Rate:     6.00%

Pricing Speed:     100% PPC (6 -> 18 CPR /12 months)

NAS Bonds (“Lockout Certificates”):       Yes.  Classes 2CB7 and 2CB8.  Locked out of scheduled and prepay for 60 months.  The priority fraction amount is (Balance of Total NAS / Total Non-PO Balance).

Super-NAS Bonds

(“Lockout Certificates”):    Class 2CB6.  For Class 2CB6, locked out of all principal for 60 months.  The priority fraction is (Balance of Total NAS + Catalyst) / (Sum of Classes 2CB6, 2CB1, 2CB2, 2CB3, 2CB5, 2CB9, and 2P) * NAS Shift Percentage).  The NAS will at most receive 99.00% of the total principal distribution to Classes Classes 2CB6, 2CB1, 2CB2, 2CB3, 2CB5, 2CB9 and 2P in the aggregate.  The Super NAS Catalyst is $32,100,000.  This bond has the same standard NAS shift percentage as Class 2A4.

AAA Support Bonds:   Yes.  Class 2CB8.  Class 2CB8 will support Classes 2CB6 and 2CB7.  53.95848% of the Class 2CB8 balance up to $2,365,000 will support Class 2CB7 and 46.04152% of the Class 2CB8 balance up to $2,018,000 will support Class 2CB6.

PO Certificates:    Yes.  Class 2CBP is a principal only bond.

Z-Bonds (“Accrual Certificates”):    No

Accretion Directed Certificates:   No

LIBOR Certificates:       Yes.  For Class 2CB2: Rate = 1_Mo_LIBOR plus 0.60.  Floor = 0.60%.  Hard Cap = 6.00%.  Corridor Cap = 9.50%.  The initial coupon will be 5.93%.  0 day delay.

Inverse LIBOR Certificates:     No

Inverse IO Certificates:     For Class 2CB4: Rate = 5.40 minus 1_Mo_LIBOR.  Floor = 0.00%.  Cap = 5.40%.  The initial coupon will be 0.07%.

0 day delay.  Notional balance follows Class 2CB2.

Initial LIBOR:   5.33%.

Certificate Interest Rate:    The certificate interest rate will equal the Group Pass-Through Rate with the exception for the following bonds:  the LIBOR Certificates, Inverse IO Certificates, Class 2CB5 will be 6.50%, and Class 2CB9 will be 6.50%.

Yield Maintenance Agreement:   For Class 2CB2: The Cap contract was generated at 12 CPR and will extend the expected life of the bond.  The cap contract will be in effect through the February 25, 2013 pay date.  The lower strike will be 5.40% and the upper strike will be 8.90%.  The cap of the floater in any given period will be 9.50%.  The cap contract is for Class 2CB2 and will not be available for Class 2CB4.  The notional balance of the cap contract will never exceed the balance of Class 2CB2.  The cap contract will accrue on a 30/360 basis.  The cap counterparty is Bear Stearns.

Interest Only Certificates:   None.

Accrual date:   06/01/2006

LIBOR Certificates Accrual date:     06/25/2006

Group 3 Preliminary Paydown Structure Rules

- See OC Group 3 Final Rules for details.

Group 4 Preliminary Paydown Structure Rules

1.       Pay to Classes 4A1 and 4A2 pro-rata until retired.

Type:     15 year

Group Pass-Through Rate:     6.00%

Pricing Speed:     100% PPC (6 -> 18 CPR /12 months)

NAS Bonds (“Lockout Certificates”):       No

Super-NAS Bonds (“Lockout Certificates”):   No

AAA Support Bonds:   Yes.  Class 4A2 will support Class 4A1.

Z-Bonds (“Accrual Certificates”):    No

Accretion Directed Certificates:   No

LIBOR Certificates:       No

Inverse LIBOR Certificates:     No

Inverse IO Certificates:     No

Initial LIBOR:   Not Applicable

Certificate Interest Rate:    The certificate interest rate will equal the Group Pass-Through Rate.

Yield Maintenance Agreement:   None

Interest Only Certificates:   None.

Accrual date:   06/01/2006

LIBOR Certificates Accrual date:     Not applicable

Notes

Closing date:   06/29/2006

Print date:       06/27/2006

First pay date:     07/25/2006

Clean-up call:

Groups 1, 2, and 4 in the aggregate have a 10% call.

Group 3 has a stand alone 10% call.

Group 5 has a stand alone 5% call.

The trust will end when the last of the 3 calls is made.

WACIO:     CX, will be formed by crossing WACIO’s from Groups 1, 2, and 4.  Normalized to a 6.50% coupon.

WACPO:    CP, will be formed by crossing WACPO’s from Groups 1, 2, and 4.

Retail Bonds:   Yes.  Classes 1A5, 1A6, 2CB5, and 2CB9.  Require $1,000 denominations, but no death put lottery language.

Subordinates:     Groups 1, 2, and 4 will be crossed to form LB1, LB2, LB3, LB4, LB5, and LB6.

Group 3 will have a stand alone group of subordinates 3M-1, 3M-2, 3M-3, 3M-4, 3M-5, 3M-6, 3B-1, 3B-2, 3B-3, 3B-4, and 3B-5.

PPP1 bond:     $100 principal balance.  PPP1 will only apply to Groups 1, 2, and 4.  $100 will be placed in a reserve fund and pays in month 48, but will accrue no interest.

PPP3 bond:     $100 principal balance.  PPP2 will only apply to

Group 3.  $100 will be placed in a reserve fund and pays in month 48, but will accrue no interest.